DISTRIBUTION AGREEMENT

           THIS AGREEMENT, dated as of the 30th day of August, 2000, is made by and between The Santa Barbara Group of Mutual Funds, Inc. ("Company"), a Maryland corporation operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), SBG Capital Management Company ("Adviser"), a California corporation operating and registered with the Securities and Exchange Commission as an investment advisory firm, and Capital Research Brokerage Services, LLC ("CRBS"), a limited liability company duly organized under the laws of the state of California (collectively, the "Parties").

                                WITNESSETH THAT:

           WHEREAS, Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares representing interests in an indefinite number of series of shares of its stock, each series known as a mutual fund; and

           WHEREAS, Company presently issues shares representing interests in those mutual funds listed on Schedule A attached hereto, as such Schedule A may be amended from time to time by mutual agreement of the parties (the "Portfolios"); and

           WHEREAS, Adviser has been appointed investment adviser to the Portfolios and has entered into an agreement with the Company to provide underwriting services to the Portfolios;

           WHEREAS, Distributor is a broker-dealer registered with the U.S. Securities and Exchange Commission (the "SEC") and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

           WHEREAS, Adviser and Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distribution services to the Portfolios on the terms and conditions hereinafter set forth, and Company consents to the appointment.

           NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, Company, Adviser and Distributor, intending to be legally bound hereby, agree as follows:

1. APPOINTMENT OF DISTRIBUTOR. Adviser and Company hereby appoint Distributor as its exclusive agent for the distribution of Shares of the Portfolios, and Distributor hereby accepts such appointment under the terms of this Agreement. Company shall not sell any Portfolio Shares to any person except to fill orders for the Shares received through Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other investment company with Company or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by Company; (ii) to Shares which may be offered by Company to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Portfolio; or (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in a Portfolio's Prospectus. Notwithstanding any other provision hereof, Company may terminate, suspend, or withdraw the offering of a Portfolio's Shares whenever, in its sole discretion, it deems such action to be desirable, and Distributor shall process no further orders for Shares after it receives notice of such termination, suspension or withdrawal.

2. COMPANY DOCUMENTS. Company has provided Distributor with properly certified or authenticated copies of the following Portfolio related documents in effect on the date hereof: the Company 's organizational documents, including Articles of Incorporation and by-laws; each Portfolio's most current Prospectus and Statement of Additional Information; and resolutions of Company 's Board of Directors authorizing the appointment of Distributor and approving this Agreement. Company shall promptly provide to Distributor copies, properly certified or authenticated, of all amendments or supplements to the foregoing. Company shall provide to Distributor copies of all other information which Distributor may reasonably request for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Portfolios by its independent public accountants. Company shall also supply Distributor with such number of copies of each Portfolio's current Prospectus, Statement of Additional Information and shareholder reports as Distributor shall reasonably request.

3. DISTRIBUTION SERVICES. Distributor shall sell and repurchase Shares of the Portfolios as set forth below, subject to the registration requirements of the 1933 Act and the rules and regulations thereunder, and the laws governing the sale of securities in the various states ("Blue Sky Laws"):

           a. Distributor, as agent for the Company, shall sell Portfolio Shares to the public against orders therefor at the public offering price as determined in accordance with each Portfolio's then current Prospectus and Statement of Additional Information.

           b. The net asset value of a Portfolio's Shares shall be determined in the manner provided in that Portfolio's then current Prospectus and Statement of Additional Information. The net asset value of the Shares shall be calculated by Company or by another entity on behalf of Company. Distributor shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

           c. Upon receipt of purchase instructions, Distributor shall transmit such instructions to Company or its transfer agent for registration of the Portfolio Shares purchased.

           d. Distributor shall also have the right to take, as agent for the Portfolios, all actions which, in the Distributor's judgment, are necessary to effect the distribution of Portfolio Shares.

           e. Nothing in this Agreement shall prevent Distributor or any "affiliated person" from buying, selling or trading any Portfolio securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that Distributor expressly agrees that it shall not for its own account purchase any Shares of the Portfolio except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Portfolio, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Portfolio under this Agreement.

           f. Distributor, as agent for the Portfolio, shall repurchase Shares at such prices and upon such terms and conditions as shall be specified in the Portfolio's Prospectus.

4. DISTRIBUTION SUPPORT SERVICES. In addition to the sale and repurchase of Portfolio Shares, Distributor shall perform the following distribution support services: Review of sales and marketing literature and submission to the NASD; NASD record keeping; and quarterly reports to Company 's Board of Directors. Such distribution support services may also include: fulfillment services, including telemarketing, printing, mailing and follow-up tracking of sales leads; and licensing Adviser or Company personnel as registered representatives of the Distributor and related supervisory activities.

5. REASONABLE EFFORTS. Distributor shall use all reasonable efforts in connection with the distribution of Portfolio Shares. Distributor shall have no obligation to sell any specific number of Portfolio Shares and shall only sell Shares against orders received therefor. Company shall retain the right to refuse at any time to sell any Portfolio Shares for any reason deemed adequate by it.

6. COMPLIANCE. In furtherance of the distribution services being provided hereunder, Distributor, Adviser and Company agree as follows:

           a. Distributor shall comply with the Rules of Conduct of the NASD and the securities laws of any jurisdiction in which it sells, directly or indirectly, Shares.

           b. Distributor shall require each dealer with whom Distributor has a selling agreement to conform to the applicable provisions of each Portfolio's most current Prospectus and Statement of Additional Information, with respect to the public offering price of such Portfolio's Shares.

           c. Company and/or Adviser, as applicable, each agree to furnish to Distributor sufficient copies of any agreements, plans, communications with the public or other materials it intends to use in connection with any sales of Portfolio Shares in a timely manner in order to allow Distributor to review, approve and file such materials with the appropriate regulatory authorities and obtain clearance for use. Company and/or Adviser, as applicable, each agree not to use any such materials until so filed and cleared for use by appropriate authorities and Distributor.

           d. Distributor, at its own expense, shall qualify as a broker or dealer, or otherwise, under all applicable Federal or state laws required to permit the sale of Portfolio Shares in such states as shall be mutually agreed upon by the parties; provided, however that Distributor shall have no obligation to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines that registering or maintaining registration in such jurisdiction would be uneconomical, unless Adviser first agrees to pay Distributor's costs of registering in such jurisdictions.

           e. Distributor shall not, in connection with any sale or solicitation of a sale of the Portfolio Shares, make or authorize any representative, service organization, broker or dealer to make, any representations concerning the Portfolio Shares except those contained in the Portfolio s most current Prospectus covering the Shares and in communications or sales materials approved by Distributor as information supplemental to such Prospectus.

7. EXPENSES. Except as may be agreed by and between Adviser and Company by other written agreements, Portfolio expenses shall be allocated as follows:

           a. Company or Adviser, as may be agreed between them, shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the Prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communications to existing shareholders; distribution of copies of the Prospectus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the Federal securities laws; qualification of the Shares for sale in the jurisdictions mutually agreed upon by the Company and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Company under this Agreement; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefor.

           b. Adviser shall pay all other expenses incident to the sale and distribution of the Shares sold hereunder, including, without limitation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature; data processing necessary to support a distribution effort; distribution and shareholder servicing activities of broker-dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and advertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution.

8. COMPENSATION. For the distribution and distribution support services provided by Distributor pursuant to the terms of the Agreement, Adviser shall pay to Distributor, on the last day of each month, an annual fee of $8,400, such fee to be paid in equal monthly installments of $700. Adviser shall also reimburse Distributor for its out-of-pocket expenses related to the performance of its duties hereunder, including, without limitation, telecommunications charges, postage and delivery charges, record retention costs, reproduction charges and traveling and lodging expenses incurred by officers and employees of the Distributor. Adviser shall pay Distributor's monthly invoices for distribution fees and out-of-pocket expenses within ten days of the respective month-end. If this Agreement becomes effective subsequent to the first day of the month or terminates before the last day of the month, Adviser shall pay to Distributor a distribution fee that is prorated for that part of the month in which this Agreement is in effect. All rights of compensation and reimbursement under this Agreement for services performed by Distributor as of the termination date shall survive the termination of this Agreement.

Upon receipt of an invoice therefor, Adviser agrees to pay such fees within ten
(10) calendar days. In addition, Adviser agrees to reimburse CRBS for any out-of-pocket expenses paid by CRBS on behalf of the Portfolio within ten (10) calendar days of Adviser's receipt of an invoice therefor. In the event Adviser is unable to pay such invoices for services or out-of-pocket expenses, for any reason, Company agrees to pay CRBS the full amount(s) due within ten (10) additional business days.

9. USE OF DISTRIBUTOR'S NAME. Company shall not use the name of the Distributor or any of its affiliates in the Prospectus, Statement of Additional Information, sales literature or other material relating to the Portfolio in a manner not approved prior thereto in writing by Distributor; provided, however, that Distributor shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments or that are required by the Securities and Exchange Commission (the "SEC") or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

10. USE OF COMPANY'S NAME. Neither Distributor nor any of its affiliates shall use the name of Company or material relating to the Portfolio on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by Company; provided, however, that Company shall approve all uses of its name that merely refer in accurate terms to the appointment of Distributor hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

11. LIABILITY OF DISTRIBUTOR. The duties of Distributor shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Distributor hereunder. Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or negligence, or reckless disregard of its obligations and duties under this Agreement. As used in this Section 11 and in Section 12 (except the second paragraph of Section
12), the term "Distributor" shall include directors, officers, employees and other agents of the Distributor.

12. INDEMNIFICATION OF DISTRIBUTOR. Company shall indemnify and hold harmless Distributor against any and all liabilities, losses, damages, claims and expenses (including, without limitation, reasonable attorneys' fees and disbursements and investigation expenses incident thereto) which Distributor may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which Distributor may be involved as a party or otherwise or with which the Distributor may be threatened, by reason of the offer or sale of the Portfolio's Shares prior to the effective date of this Agreement.

                     Any director, officer, employee, shareholder or agent of Distributor who may be or become an officer, director, employee or agent of Company, shall be deemed, when rendering services to Company or acting on any business of the Portfolio (other than services or business in connection with the Distributor's duties hereunder), to be rendering such services to or acting solely for Company and not as a director, officer, employee, shareholder or agent, or one under the control or direction of Distributor, even though receiving a salary from the Distributor.

                     Company agrees to indemnify and hold harmless Distributor, and each person who controls the Distributor within the meaning of Section 15 of the 1933 Act, or Section 20 of the Securities Exchange Act of 1934, as amended ("1934 Act"), against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation, reasonable attorneys' fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws or regulations, at common law or otherwise, insofar as such liabilities, losses, damages, claims and expenses (or actions, suits or proceedings in respect thereof) arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in the Portfolio's Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by Company and provided by Company to Distributor for Distributor's use hereunder, or which arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

           Distributor (or any person controlling the Distributor) shall not be entitled to indemnity hereunder for any liabilities, losses, damages, claims or expenses (or actions, suits or proceedings in respect thereof) resulting from
(i) an untrue statement or omission or alleged untrue statement or omission made in the Portfolio's Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to Company by the Distributor specifically for use therein or (ii) Distributor's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations in the performance of this Agreement.

                     Distributor agrees to indemnify and hold harmless Company and each person who controls Company within the meaning of Section 15 of the 1933 Act, or Section 20 of the 1934 Act, against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation reasonable attorneys' fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws, at common law or otherwise, insofar as such liabilities, losses, damages, claims or expenses arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in the Portfolio's Prospectus or Statement of Additional Information or any supplement thereto, or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if based upon information furnished in writing to Company by Distributor specifically for use therein.

           A party seeking indemnification hereunder (the "Indemnitee") shall give prompt written notice to the party from whom indemnification is sought ("Indemnitor") of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the Indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Indemnity and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor ("conflict of interest"), the Indemnitor shall not have the right to elect to defend such claim on behalf of the Indemnitee, and the Indemnitee shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it, except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

13. DUAL EMPLOYEES. Adviser and Company each agree that only its employees who are registered representatives of Distributor ("dual employees") shall offer or sell Shares of the Portfolio and further agrees that the activities of any such employees as registered representatives of Distributor shall be limited to offering and selling Portfolio Shares. If there are dual employees, one employee of Adviser or Company, as applicable, shall register as a principal of Distributor and assist Distributor in monitoring the marketing and sales activities of the dual employees. Adviser shall maintain errors and omissions and fidelity bond insurance policies providing reasonable coverage for its employees activities and shall provide copies of such policies to Distributor. Adviser and Company shall indemnify and hold harmless Distributor against any and all liabilities, losses, damages, claims and expenses (including reasonable attorneys' fees and disbursements and investigation costs incident thereto) arising from or related to Adviser's or Company's, as applicable, employees' activities as registered representatives of Distributor, including, without limitation, any and all such liabilities, losses, damages, claims and expenses arising from or related to the breach by such dual employees of any rules or regulations of the NASD or SEC.

14. FORCE MAJEURE. Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited, to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns which are beyond the reasonable control of Distributor and not primarily attributable to the failure of Distributor to reasonably maintain or provide for the maintenance of such equipment, Distributor shall, at no additional expense to Adviser or Company, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

15. SCOPE OF DUTIES. Distributor and Company shall regularly consult with each other regarding Distributor's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, Company shall submit to Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Portfolio (including exhibits) under the 1940 Act and the 1933 Act, and at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Company on behalf of the Portfolio. Any change in such materials that would require any change in Distributor's obligations under the foregoing provisions shall be subject to Distributor's approval. In the event that a change in such documents or in the procedures contained therein increases the cost or burden to Distributor of performing its obligations hereunder, Distributor shall be entitled to receive reasonable compensation therefore.

16. DURATION. This Agreement shall become effective as of the date first above written, and shall continue in force for two years from that date and thereafter from year to year, provided continuance is approved at least annually by either
(i) the vote of a majority of the Directors of Company, and (ii) the vote of a majority of those Directors of Company who are not interested persons of Company, and who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval.

17.        TERMINATION.  This Agreement shall terminate as follows:

a. This Agreement shall terminate automatically in the event of its assignment.

           b. This Agreement shall terminate upon the failure to approve the continuance of the Agreement after the initial two year term as set forth in Section 16 above.

           c. This Agreement shall terminate at any time upon a vote of the majority of the Directors who are not interested persons of Company, upon not less than 60 days prior written notice to Distributor.

           d. Distributor may terminate this Agreement upon not less than 60 days prior written notice to Company.

           Upon the termination of this Agreement, Adviser shall pay to Distributor such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination. In the event that Company designates a successor to any of Distributor's obligations hereunder, Distributor shall, at the expense and direction of Company, transfer to such successor all relevant books, records and other data established or maintained by Distributor pursuant to the foregoing provisions.

           Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 21, 22, 24, 25 and 26
shall survive any termination of this Agreement.

18. AMENDMENT. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by Distributor, Adviser and Company and shall not become effective unless its terms have been approved by the majority of the Directors of Company and by a majority of those Directors who are not "interested persons" of Company or any party to this Agreement.

19. NON-EXCLUSIVE SERVICES. The services of Distributor rendered to Company on behalf of the Portfolios are not exclusive. Distributor may render such services to any other investment company.

20. DEFINITIONS. As used in this Agreement, the terms "assignment," "interested person" and "affiliated person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

21. CONFIDENTIALITY. Distributor shall treat confidentially and as proprietary information of Company all records and other information relating to the Portfolio and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by Company or Adviser.

22. NOTICE. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 20 as promptly as practicable thereafter). Notices shall be addressed as follows:



(a)   IF TO COMPANY:                      (b)  IF TO ADVISER:                      (c)  IF TO DISTRIBUTOR:
      --------------                           --------------                           ------------------
Santa Barbara Group of Mutual Funds       SBG Capital Management, Inc.          Capital Research Brokerage
107 Fair Oaks Ave., Suite 315             107 Fair Oaks Ave., Suite 315         107 Fair Oaks Ave., Suite 315
Pasadena, CA  91105                       Pasadena, CA  91105                   Pasadena, CA  91105
Attention: Steven Arnold                  Attn:  John Odell                     Attn:  John Odell


or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

23. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24. GOVERNING LAW. This Agreement shall be administered, construed and enforced in accordance with the laws of the state of California to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

25. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

26. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SANTA BARBARA GROUP                                          CAPITAL RESEARCH
OF MUTUAL FUNDS, INC.      SBG CAPITAL MANAGEMENT, INC.      BROKERAGE SERVICES,
                                                             LLC



------------------         ----------------------            -------------------
Steven Arnold              John Odell                        John Odell
Co-President               Co-President                      Co-President

                                   SCHEDULE A
                                       TO
                             DISTRIBUTION AGREEMENT
                              DATED AUGUST 30, 2000

                PORTFOLIOS SUBJECT TO THE DISTRIBUTION AGREEMENT

1.         THE BENDER GROWTH FUND